Exhibit 10.1

934 Crane Purchase Agreement

This purchase agreement (“Agreement”) is entered into as of June 23, 2017 (the “Effective Date”) by and between  K & R, LLC, a Kentucky limited liability company (“Seller”), and  Industrial Services of America, Inc., a Florida corporation (“Buyer”) and shall remain in effect for so long as Buyer owes any obligation or indebtedness to Seller pursuant to the terms and conditions set forth herein (the period lasting from the Effective date to the termination of this Agreement upon full payment of the Purchase Price as set forth below, the “Term”).

1.  Conveyance.  In consideration for good and valuable consideration, Seller sells, assigns, transfers, conveys and grants to Buyer, all of its right, title and interest in and to the goods listed on Exhibit A attached to and made a part of this Agreement (“Equipment”).

2.   Payment Terms.

(a)   Payment.  Buyer shall pay Seller the amount of ninety thousand dollars ($90,000.00) (the “Purchase Price”).  The Purchase Price shall be paid as follows:

(i)   A 10% down payment equal to nine thousand dollars ($9,000) (“Down Payment”) shall be due and owing on or before the Effective Date; and

(ii)   Eighty-one thousand dollars ($81,000), the remaining amount due, shall be evidenced by a Promissory Note, of even date herewith, made by Buyer in favor of Seller (the “Note”), which shall, provide that payments shall be paid by Buyer in  twenty-four (24) equal monthly installments of three thousand three hundred seventy-five dollars ($3,375).  Each installment payment shall be due and payable in full on the first day of each month, with the first payment being due on July 1, 2017. The Note shall also include the following terms:

All payments due  under  the Note  shall be in United States dollars and made by check or electronic transfer.

(b)   Late Payments.  All late payments shall bear interest at the lesser of the rate of one percent (1%) per month or the highest rate permissible under applicable law, calculated daily and compounded monthly. Buyer shall also reimburse Seller for all costs incurred in collecting any late payments, including, without limitation, attorneys’ fees.

(c)   No Setoff.  Buyer shall not withhold payment of any amounts due and payable under this Agreement by reason of any setoff of any claim or dispute with the Seller, whether relating to Seller’s breach, bankruptcy or otherwise.

3.   Other Buyer Covenants & Obligations.

(a)   Security Interests.  As security for (i) Buyer’s obligation to pay the Purchase Price (ii) any interest owed pursuant to Section 2(b), (iii) all costs incurred in collecting any late payments pursuant to Section 2(b), and (iv) all other unfulfilled obligations and liabilities of Buyer to Seller pursuant to the terms of this Agreement, Buyer hereby grants to Seller a security interest in the Equipment, in accordance with the terms of  a Security Agreement entered into between Buyer and Seller of even date herewith.

(b)   Recordation and Enforcement.  From time to time at its own expense, Buyer shall perform any and all steps that may be necessary, or that Seller may reasonably request, to record, secure, enforce, perfect and maintain perfected Seller’s security interests in the Equipment, including, but not limited to, executing and delivering to Seller financing and continuation statements pursuant to the Uniform Commercial Code (“UCC”) in effect in any applicable jurisdiction and any other papers, documents or instruments reasonably required by Seller in connection therewith, placing and maintaining signs, appointing custodians, executing and filing notices of liens, and evidencing Seller’s security interest in any other manner reasonably requested by Seller.

(c)   No Encumbrances.  Buyer shall not create, permit or suffer to exist, and shall take such action as is necessary to remove, any claim to or interest in or lien or encumbrance upon the Equipment, other than any security interest granted or expressly permitted or required under this Agreement, and Buyer shall defend, at Buyer’s expense, Seller’s right, title and interest in and to the Equipment against all claims and demands of all persons and entities.  Buyer shall not assign, sell, lease, lend, transfer, or otherwise dispose of, abandon or encumber any part or all of the Equipment, or attempt, offer or agree to do any of the foregoing, without Seller’s prior written consent.  Buyer shall ensure that no Equipment becomes attached or affixed to real estate in such a manner that it becomes a fixture or part of such real estate.

(d)   Maintenance.  Buyer shall maintain the Equipment in good working condition during the Term and shall at all times during the Term exercise reasonable care in using the Equipment only for its intended purpose, and shall bear the risk of loss and be responsible to Seller for any damage to such Equipment caused by fire, theft, accident, neglect, or abuse.  Seller shall have the right, with reasonable notice to Buyer, to enter the premises where the Equipment is located for the purpose of inspecting the Equipment.

(e)   Insurance.

(i)   During the Term, Buyer shall, at its own expense: (i) fully insure the Equipment against any and all physical loss or damage by fire, theft, burglary or any other cause occurring during the Term; and shall fully insure against liability for personal injury or property damage caused by or related to the Equipment and occurring while the Equipment is in Buyer’s possession.

(ii)   All insurance coverages required hereunder shall contain such terms, be in such form, cover such periods and be written by such companies as may be satisfactory to Seller.

(iii)   All insurance policies required hereunder shall (A) provide for a minimum of thirty (30) days prior written cancellation notice to Seller and (B) name Seller as an additional insured.

(iv)   Upon the written request of Seller, Buyer shall provide Seller with copies of the certificates of insurance and policy endorsements for all insurance coverage required by this Section 3(e), and shall not do anything to invalidate such insurance. This Section 3(e) shall not be construed in any manner as waiving, restricting, or limiting the liability of either party for any obligations imposed under this Agreement.

4.  Disclaimer of Warranties. SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO THE EQUIPMENT, INCLUDING ANY (a) WARRANTY OF MERCHANTABILITY; (b) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (c) WARRANTY OF TITLE; OR (d) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.  BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT.

5.   Further Assurances. Seller for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time on Buyer’s written request, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the Equipment, provided however, that this Section 5 shall in no way limit Seller’s rights in the event of a Default.

6.   Default.  The occurrence of any one or more of the following events shall constitute an event of default by Buyer under this Agreement (each such occurrence a “Default” and collectively, “Events of Default”):

(a)   Buyer fails to perform, fulfill or observe any of its obligations under this Agreement including without limitation any failure to timely pay any installment payment under Section 2(a)(ii) or any failure to meet its obligations and covenants under Section 3.

(b)   Material loss, theft, damage or destruction of any of the Equipment which is not fully compensated by insurance proceeds or otherwise;

(c)   The making of any levy on, or seizure or attachment of, any of the Equipment;

(d)   Buyer becomes insolvent, makes an assignment for the benefit of creditors, appoints a committee of creditors, or makes or sends any notice of an intended bulk transfer; or

(e)   Any proceeding shall be instituted by or against Buyer, seeking to adjudicate Buyer as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of Buyer or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official Buyer or for a substantial part of its assets.

Buyer shall be granted a thirty (30) day period (“Cure Period”) within which it may cure a Default after receiving written notice from Seller that Buyer has committed a Default.  Should Buyer fail to cure such Default during the Cure Period, then in addition to all rights and remedies of a secured party available under the UCC, other applicable statutes or rules, or at law or in equity, in any jurisdiction in which enforcement is sought, all such rights and remedies being cumulative and not exhaustive and subject to successive or concurrent enforcement, Seller may direct Buyer by written notice to assemble and make available to Seller all or any part of the Equipment at a place designated by Seller which is reasonably convenient to both parties, so that Seller may take possession of and remove the Equipment, if it so desires, or Seller may enter without notice or legal process any premises where the Equipment may be found  in order to take possession of the Equipment, in each case for the purpose of effecting a public or private sale or other disposition in a commercially reasonable manner of the Equipment for cash or for such other consideration acceptable to Seller as payment and satisfaction of Buyer’s obligations hereunder.  Seller shall furnish Buyer with reasonable notice of the time and place of such public sale or other disposition or the time after which any private sale or other disposition is to be made, Buyer hereby agreeing that, unless otherwise expressly required by applicable law,  such requirement of reasonable notice shall be met if notice is mailed by certified mail, postage prepaid, to the address of Buyer set forth herein at least ten (10) days before either the time of any such public sale or disposition or the time after which any private sale or other disposition is to be made.

7.   Governing Law. This Agreement is governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky, United States of America, without regard to the conflict of laws provisions thereof.

8.   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, Seller and Buyer has each duly executed and delivered this Agreement as of the Effective Date.

K & R, LLC	Industrial Services of America, Inc.
By KLETTER HOLDING LLC, as Member By: /s/ Orson Oliver Orson Oliver, President	By: /s/ Todd Phillips Name: Todd Phillips Title: President and CFO

EXHIBIT A

EQUIPMENT DESCRIPTION

Liebherr Hydraulic Scrap Handler

Model Number: A934C HD